Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 4350 Congress Street, Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Ramesh Shettigar	Eileen L. Beck
	(717) 225-2746	(717) 225-2793

GLATFELTER ANNOUNCES CONCLUSION OF REGULATORY PROCESS FOR THE ACQUISITION OF GEORGIA-PACIFIC’S U.S. NONWOVENS BUSINESS

Charlotte, North Carolina – March 26, 2021 – Glatfelter Corporation (NYSE: GLT), a leading global supplier of engineered materials, today announced the antitrust regulatory process has concluded and it may now proceed with the previously announced acquisition of Georgia-Pacific’s U.S. nonwovens business for $175 million. The transaction includes Georgia-Pacific’s Mount Holly, North Carolina airlaid manufacturing operation and an R&D center for nonwovens product development in Memphis, Tennessee, which collectively employ approximately 140 people.

“This is a significant step toward finalizing the acquisition and ensuring a smooth transition in the weeks ahead. The Mount Holly facility, along with the Memphis R&D center, are excellent complements to Glatfelter’s existing business and are important to our ongoing transformation. This transaction will further position us to better serve our customers and provide immediate financial benefit, building on the Company’s strong results in 2020,” said Dante C. Parrini, Chairman and Chief Executive Officer of Glatfelter.

The transaction is expected to close by May 31, 2021 after all other customary closing conditions have been met. Glatfelter intends to finance the acquisition through a combination of cash on hand and borrowings under its existing revolving credit facility.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to, the impacts of the COVID-19 pandemic, changes in industry, business, market, and economic conditions, demand for or pricing of its products, market growth rates and currency exchange rates. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a leading global supplier of engineered materials. The Company’s high-quality, innovative and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene and packaging products as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s annualized net sales approximate $916 million with customers in over 100 countries and approximately 2,415 employees worldwide. Operations include eleven manufacturing facilities located in the United States, Canada, Germany, France, the United Kingdom and the Philippines. Additional information about Glatfelter may be found at www.glatfelter.com.